Bonds.com 8-K
Exhibit 10.1

MARKETING AGREEMENT

This  Marketing  Agreement (this “Agreement”), is dated as of the August 11, 2011 by and between Red Kite Americas LLC (“RKA”) having its principal place of business at 415 Madison Avenue, Suite 2100, 14th Floor, New York, NY 10017 and Bonds.com, Inc. (“Bonds.com”), having its principal place of business at 529 Fifth Avenue, 8th Floor, New York, New York 10017.  Capitalized terms used in this Agreement and not otherwise defined, shall have the meanings given such terms in Section 11.1 of this Agreement.

WITNESSETH

WHEREAS, RKA, together with its Affiliates, markets third party financial software and trading technology products into the Latin American region.

WHEREAS, Bonds.com operates a proprietary electronic trading platform (the “Bonds.com Trading System”) for corporate bonds and certain other types of fixed income securities.

WHEREAS, Bonds.com desires to engage RKA through Archers Capital Participacoes e Investimentos S.A. on an exclusive basis to market the Bonds.com Trading System in Latin America to institutional investors that wish to use the Bonds.com Trading System to trade emerging markets bonds and other fixed income instruments, and RKA wishes to provide such marketing services to Bonds.com, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, RKA and Bonds.com, intending to be legally bound, hereby agree as follows:

Section 1 – License; Ownership of System

1.1
Grant of License.  Bonds.com hereby grants to RKA a limited, non-transferable exclusive license to market and promote the Bonds.com Trading System and the Bonds.com Materials to qualified institutional investors whose principal places of business are located in Brazil, Mexico or Colombia (the “Clients”), for the purpose of introducing such Clients to access and transact through the Bonds.com Trading System and the Bonds.com Materials (the “License”).  RKA shall have the right to perform its obligations through any subsidiary, affiliate or associated company. Including without limitation Archers Capital Participacoes e Investimentos S.A., Archers Asset Management S.A., and Archers Holdings Limitada. RKA acknowledges that it will be liable for any breaches caused by their affiliates

1.2           Ownership of System.  As between RKA and Bonds.com, Bonds.com shall retain all right, title and interest, including all intellectual property rights, in and to the Bonds.com Trading System and the Bonds.com Materials, and all improvements, enhancements and derivative works of the foregoing, by whomever and whenever made. RKA shall not modify, adapt copy, translate, distribute, reverse engineer, decompile, enhance, disassemble, or make any derivative works of the Bonds.com Trading System or any of the Bonds.com Materials.

1.3           System Modifications, etc.  Bonds.com has the right, in its discretion and without the consent of or any liability to RKA or any other Person, to modify the Bonds.com Trading System, including the format of any data communicated through the Bonds.com Trading System at any time and from time to time.  Bonds.com will use reasonable efforts to provide RKA with prior notice of any material modification it makes to the Bonds.com Trading System.  Bonds.com may at any time without prior notice correct errors, make emergency repairs, upgrade security, and conform the Bonds.com Trading System to regulatory changes or requirements.

Section 2 – Marketing and Promotion

2.1           RKA’s Obligations.  RKA (a) shall use its best efforts to market and promote the Bonds.com Trading System within Latin America to the Clients whose principal places of business are located in Brazil, Mexico or Colombia (the “Territory”); and (b) shall not market, promote or distribute the Bonds.com Trading System to any Person other than entities meeting the definition of a broker-dealer or institutional investor under the Laws of the applicable regional jurisdictions.  RKA shall provide Bonds.com with the name(s) and contact information for any Clients referred to Bonds.com.

2.2           Marketing Materials.  RKA shall develop such marketing, promotional, advertising materials and related materials (“Promotional Materials”) as RKA deems appropriate in connection with the performance of its obligations hereunder; provided, however, that RKA shall not distribute or otherwise use any such Promotional Materials, or use Bonds.com’s name without Bonds.com express prior written approval.  Notwithstanding any other provision of this Agreement to the contrary, an approval e-mailed by an executive officer of Bonds.com to RKA shall be an acceptable form of written communication for the purposes of this Section 2.2.

2.3
Use of Trade Marks.  Subject to Section 2.4 hereof, each party grants the other a non-exclusive, royalty-free license, during the term of this Agreement, to use its name and/or the Trade Marks to identify Bonds.com as the operator of the Bonds.com Trading System and/or RKA as a licensed distribution partner of the Bonds.com Trading System in the Territory in any announcement, advertisement, publication or similar promotional material relating directly or indirectly to the Bonds.com Trading System and/or the services provided by RKA in the Territory. Each party will comply with the standard guidelines for the use of the other party’s name and/or Trade Marks as notified to it from time to time.

2.4	Activity Monitor. Bonds will provide RKA management with a real time activity monitor containing information regarding all inquiry and trading activity of all RKA clients..

2.5           Approvals.  Any use by one party of the other party’s name and/or Trade Marks under this Agreement must be approved in advance by the other party, such approval not to be unreasonably withheld, within ten (10) days of receipt of any such request.  If no objections are received within such 10-day period, the materials will be deemed approved.  In addition, marketing material that is substantially similar to material previously approved need not be resubmitted for approval.

2.6           Goodwill.  All goodwill arising from the marketing and distribution of the Bonds.com Trading System, including, without limitation, all goodwill arising from the use of Bonds.com Trade Marks in connection with the Bonds.com Trading System, shall enure to the benefit of Bonds.com.

2.7           Client Documentation, etc.  RKA acknowledges and agrees that each Client that desires to transact on the Bonds.com Trading System will be required to comply with Bonds.com’s established account opening documentation and related client acquisition policies and procedures without limitation. RKA further acknowledges that Bonds.com has the sole right to determine the qualification of each Client that desires to transact on the Bonds.com Trading System and to accept, reject or terminate a Client in its sole discretion.

Section 3 – Exclusivity

3.1           By RKA.  During the term of this Agreement, RKA will not, either directly or through an arrangement with any other Person, offer or provide to any Person any corporate fixed income trading application. RKA may collaborate with a competitor of Bonds.com in Latin America upon notice to Bonds.com if RKA determines in its sole discretion that Bonds.com has not made substantial reasonable progress building, marketing and branding an emerging markets fixed income product after one year.

3.2           By Bonds.com.  During the term of this Agreement, Bonds.com will not either directly or through an arrangement with any other person, offer to provide or collaborate with any competitor of RKA in Brazil, Mexico and Colombia for the purposes of trading fixed income securities, provided however, that this obligation shall not apply in the event of a Bonds.com exclusivity termination, a RKA exclusivity termination or if RKA engages in any competing collaboration.

Section 4 – Fees, Equity and Expenses

4.1           Occasion Fees.

(a)           During the Term of this Agreement, Bonds.com shall pay RKA a flat fee in the amount of one hundred seventy-five dollars ($175.00) (“Occasion Fees”), subject to adjustment as provided in subsection (b) below, for each transaction in fixed income instruments executed through the Bonds.com Trading System by Clients that were referred by RKA to Bonds.com and that have been approved by Bonds.com and have delivered to Bonds.com executed user agreement, in form and substance acceptable to Bonds.com in its sole discretion (each a “Referred Client”).  Referred Clients shall not include any Persons that were existing customers of Bonds.com or a subsidiary or Affiliate of an existing customer of Bonds.com at the time of such referral by RKA.

(b)           During the first ninety (90) days of the Term of this Agreement (the “Adjustment Period”), either party may request a review of the Occasion Fee by notice in writing to the other party.  The parties hereto agree that upon receipt of such notice, the parties shall review the Occasion Fee in order to come to a mutual understanding for a fair and equitable Occasion Fee.  In the event that the parties agree to an Occasion Fee that is different from that stated above, the parties agree to execute an amendment to this Agreement with such revised Occasion Fee.  If no party has sent a notice contemplated by this subsection by the end of the Adjustment Period, then the Occasion Fee stated above shall remain in effect.

4.2           Delivery of Occasion Fees.     Within ten (10) days following the end of each calendar month during the term of this Agreement, Bonds.com shall submit to RKA a detailed written report of the Occasion Fees payable to RKA for the month   then ended (the “Report”).  Within ten (20) days after delivery of the Report, Bonds.com shall pay to RKA the Occasion Fees listed in the Report.

4.3           Initial Equity Grant. As an inducement to RKA entering into this agreement, Bonds.com Group, Inc. (“BDCG”) shall issue RKA a warrant exercisable to purchase 2,857,143 shares of BDCG Common Stock at an exercise price of $.07 per share, such warrant to be in the form of Exhibit A hereto.

4.4           Additional Options & Warrants.     During the Term of this Agreement, Bonds.com, BDCG shall, on a quarterly basis, grant RKA additional warrants upon reaching thresholds based on emerging markets performance metrics outlined in Schedule A of this agreement.

4.5           Expenses.     Unless otherwise explicitly set forth herein, each party shall be responsible for its own costs and expenses in performing its obligations hereunder.

Section 5 – Limitation of Liability

5.1           No Consequential Damages.  WITH THE EXCEPTION OF A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7 OF THIS AGREEMENT, OR LIABILITY ARISING OUT OF OR RELATED TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY, OR TO ANY OTHER PERSON, FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF GOODWILL AND LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIM AND REGARDLESS OF WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED.  THE FOREGOING SHALL NOT LIMIT THE LIABILITY OF ANY PARTY FOR ITS FRAUD OR WILFULL MISCONDUCT.

5.2           Force Majeure.  Neither RKA nor Bonds.com will be liable for any failure to perform any obligation (other than payment obligations) hereunder, or for any delay in the performance thereof, due to causes beyond its control, including industrial disputes of any nature, acts of God, acts of a public enemy, acts of government, failure of telecommunications, sabotage, pestilence, terrorism, lightning or electromagnetic disturbances, earthquake, flood, fire or other casualty.

5.3           DISCLAIMER.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY HERETO OR TO ANY OTHER PERSON WITH RESPECT TO THE BONDS.COM TRADING SYSTEM OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ALL EXPRESS WARRANTIES NOT STATED HEREIN (INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT NOT EXPRESSLY SET FORTH HEREIN) AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  NO AGENT OR EMPLOYEE OF A PARTY IS AUTHORIZED TO MAKE ANY EXPANSION, MODIFICATION OR ADDITION TO THIS LIMITATION AND EXCLUSION OF WARRANTIES IN THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, CONDITION, GUARANTY OR REPRESENTATION MADE BY THE OTHER EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

Section 6 -- Representations, Warranties and Covenants

6.1           RKA represents and warrants to Bonds.com that: (a) RKA has all corporate power, authorizations, permits, consents and approvals required to carry on its business related to its distribution of the Bonds.com Trading System as provided herein, and to perform its obligations hereunder, and will comply with the foregoing throughout the term of this Agreement; and (b) the execution, delivery and performance by RKA of this Agreement do not and will not (i) violate the organizational documents of RKA, (ii) violate any applicable Laws, judgment, injunction, order or decree applicable to RKA or its distribution of the Bonds.com Trading System as provided herein, or (iii) require any notice, consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of RKA or to a loss of any benefit to which RKA is entitled under, any agreement or other instrument binding upon RKA or any license, franchise, permit or other similar authorization held by RKA. RKA further represents and warrants to Bonds.com that (c) it is acquiring the shares warrants reference herein and the underlying shares of BDCG common stock solely for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (d) it acknowledges that such warrants and share of Common Stock are being sold without registration or qualification under the Securities Act of 1933, as amended, or applicable State securities laws, rules, and regulations pursuant to exemptions there from,(e) understands and agrees that such warrants and shares of Common stock may not be sold, transferred offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under such act and such applicable laws, rules, and regulations, except pursuant to an available exemption there under, and (f) it is the “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

6.2           Bonds.com hereby represents and warrants to RKA that: (a) Bonds.com has all corporate power, authorizations, permits, consents and approvals required to carry on its business relating to the operation of the Bonds.com Trading System, and to perform its obligations hereunder, and will comply with the foregoing throughout the term of this Agreement; and (b) the execution, delivery and performance by Bonds.com of this Agreement do not and will not (i) violate the organizational documents of Bonds.com, (ii) violate any applicable Laws, judgment, injunction, order or decree applicable to Bonds.com, or (iii) require any notice, consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Bonds.com or to a loss of any benefit to which Bonds.com is entitled under, any agreement or other instrument binding upon Bonds.com or any license, franchise, permit or other similar authorization held by Bonds.com. BDCG hereby represents and warrants to RKA that: (a) BDCG has all the corporate power authorizations, permits, consents and approvals required to perform its obligations hereunder, and will comply with the foregoing throughout the term of this Agreement; and (b) the execution, delivery, and performance by BDCG of this Agreement do not and will not (i) violate the organizational documents of BDCG, (ii) violate any applicable laws, judgments, injunction, order of decree applicable to BDCG, or (iii) require any written notice , consent, or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of BDCG or to a loss of any benefit to which BDCG is entitled under, any agreement or other instrument binding upon BDCG or any license, franchise, permit or other similar authorization held by BDCG.

6.3           Cooperation.

a.
Regulatory Matters.  In the event that a party reasonably determines that a Regulatory Issue has arisen relating to either the operation of the Bonds.com Trading System or such party’s ability to perform its obligations hereunder, the parties agree to take all actions necessary in order to ameliorate such Regulatory Issue, including, but not limited to, amending a party’s obligations under this Agreement, but in each case in a manner reasonably consistent with the purpose and intentions described in this Agreement.

b.
Infringement Matters.  In the event of any claim or suit alleging that any part of the Bonds.com Trading System infringes upon any third party intellectual property right, the parties agree to cooperate and take all actions reasonably practicable in order to ameliorate such infringement, including, but not limited to (i) seeking to obtain the right to use the infringing portion(s) of the Bonds.com Trading System, (ii) modifying the infringing portion(s) of the System so as to render them non-infringing, (iii) replacing the infringing portion(s) of the System with non-infringing items of substantially similar functionality, (iv) amending a party’s obligations under this Agreement or (v) altering the Clients’ participation in the  System, but in each case in a manner reasonably consistent with the purpose and intentions described in this Agreement.

c.
Remedy.  In the event that a Regulatory Issue or an infringement requires that Bonds.com terminate the operation of the Bonds.com Trading System in the manner contemplated herein in order to avoid the applicable Regulatory Issue or infringement, and no reasonable modification of the System and/or the parties’ respective obligations in connection therewith (or other reasonable accommodation) will avoid the Regulatory Issue or infringement, this Agreement shall be deemed to terminate by written agreement  of the parties.  Each party shall bear its own costs associated with discharging its obligations under this section, except those provisions of this Agreement that survive the termination of this Agreement shall survive.

Section 7 -- Indemnity

7.1           By RKA.  RKA agrees to indemnify and hold harmless Bonds.com, and BDCG, its Affiliates, and their respective directors, officers, employees and agents, from and against all Damages arising out of or related to (a) any breach of any warranty, representation or covenant given by RKA in this Agreement and (b) claims from any third Person in connection with RKA’s performance of the transactions contemplated hereby, in each case whether arising under any statute, at common law or otherwise; provided , however, that (i) RKA’s obligations under the foregoing clause (b) shall be limited to such Damages that result from RKA’s breach of this agreement, violation of applicable law or willful misconduct or gross negligence, and (iii) RKA’s obligation under this Section 7.1 shall in no event exceed the amount equal to the sum of the aggregate Occasion Fees paid to RKA plus the value of all warrants issued to RKA hereunder.

7.2           By Bonds.com.  Bonds.com agrees to indemnify and hold harmless RKA, its Affiliates, and their respective directors, officers, employees and agents, from and against all Damages, including claims from any third Person, arising out of or related to (a) any breach of any warranty or representation given by Bonds.com in this Agreement and (b) claims from any third Person that the Bonds.com Trading System, or any portion thereof, infringes the patent, trademark or copyright or other proprietary rights of such third Person; provided, however, that (i) Bonds.com’s obligations under the foregoing clause  (b) shall be limited to such damages that result from Bonds.com breach of this agreement, violation of applicable law or willful misconduct or gross negligence, and (ii) Bonds.com’s obligations under this Section 7.2 shall in no events exceed an amount equal to the sum of the aggregate Occasion fees paid to RKA.

Section 8 – Confidentiality; Non-Compete, Non Solicitation

8.1           Definition.     "Confidential Information" means: (a) any information regarding the specific business terms of this Agreement; (b) any documentation provided concerning the Bonds.com Trading System, including the Bonds.com Materials; (c) any other software provided by either party; and (d) any other information, in whatever form, designated in writing by the disclosing party (the "Disclosing Party") as confidential, to the receiving party (the "Receiving Party"). Confidential Information will not include information which: (a) at or prior to the time of disclosure by the Disclosing Party was known to the Receiving Party through lawful means; (b) at or after the time of disclosure by the Disclosing Party becomes generally available to the public through no act or omission of the Receiving Party; (c) is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party; or (d) the Receiving Party receives from a third Person who is free to make such disclosure without breach of any legal obligation.

8.2           Confidentiality.  The Receiving Party acknowledges the confidential and proprietary nature of the Disclosing Party's Confidential Information and agrees that it shall not discuss, reveal, or disclose the Disclosing Party's Confidential Information to any Person other than the parties to this Agreement (and those of its employees who need to know such information), or use any Confidential Information for any purpose other than as contemplated hereby, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to take reasonable precautions to prevent unauthorized disclosure of the Confidential Information of the Disclosing Party.  The Receiving Party may disclose Confidential Information pursuant to any statute, regulation, order, subpoena or document discovery request, or in connection with any regulatory audit, provided, however, that, to the extent permitted by Law, prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose such information, disclosure of such information may be made without liability).  Upon the written request of a Disclosing Party, the Receiving Party will  (a) promptly return all Confidential Information held or used by the Receiving Party in whatever form, except for any such Confidential Information which the Receiving Party is then entitled to use pursuant to the terms hereof, or (b) promptly destroy all such Confidential Information, including all copies thereof, and those portions of all documents that incorporate such Confidential Information, and certify in writing to the Disclosing Party that such destruction has taken place; provided that a Disclosing Party may retain any information required to be maintained pursuant to Law (subject to the confidentiality provisions of this Agreement).

8.3           Non-Competition and Non-Solicitation.  During the period commencing on the date of this Agreement and ending six (6) months after the end of the Term of this Agreement, RKA will not, directly or indirectly:

(a)    Compete with Bonds.com by offering access to alternative electronic       fixed income trading platforms. Does not contemplate activity as a market maker on any platform of choice

(b)           Entice, solicit or encourage any employee of Bonds.com leave the employ of Bonds.com or any independent contractor engaged by Bonds.com to sever its engagement with Bonds.com, absent prior written consent to do so from Bonds.com;

(c)           Entice, solicit or encourage any customer or prospective customer of Bonds.com to cease doing business with Bonds.com, reduce its relationship with Bonds.com or refrain from establishing or expanding a relationship with Bonds.com.

Section 9 --Term and Termination

9.1           Term.           The term of this Agreement shall commence on the date first above written (the “Effective Date”) and, except as otherwise provided herein, shall continue for a period of three (3) years thereafter (the “Initial Term”). This Agreement shall renew for successive one (1) year terms (each, an “Additional Term”), unless terminated by written notice of either party delivered to the other party not less than ninety (90) days prior to the end of the Initial Term or any such Additional Term.  The Initial Term and each Additional Term shall be collectively referred to herein as the “Term.”

9.2           Termination at Conclusion of Initial Term.     In the event that RKA or Bonds.com elects to exercise its right, pursuant to Section 9.1 hereof, to terminate this Agreement as of the end of the Initial Term there will be no further obligation or liability to Bonds.com or RKA.

9.3           Performance-related Termination.     In addition to its other termination rights set forth herein, in the event that Bonds.com shall not be able to develop an emerging markets product on or before the date that is one (1) year following the Effective Date, RKA shall have the right, exercisable upon written notice given to Bonds.com not later than thirty (30) days following such date, to elect either to terminate its exclusivity obligation set forth in Section 3.1 of this agreement (an “RKA Exclusivity Termination”) or to terminate this Agreement in its entirety, in either case without any liability to Bonds.com. In addition to its other termination rights set forth herein, in the event that the aggregate Occasion Fees payable to RKA hereunder on or before the date that is one (1) year following the Effective Date do not equal or exceed $100,000, then Bonds.com shall have the right, exercisable upon written notice given to RKA not later than thirty days (30) following such date, to elect either to terminate its exclusivity obligation set forth in Section 3.2 of this Agreement ( a “Bonds.com Exclusivity Termination”) or to terminate this Agreement in its entirety, in either case without any liability to  RKA (other than respect to any (a) breach that occurred, in each case, prior to such termination).

9.4           Termination by RKA.  RKA may terminate this Agreement at any time, without any liability to Bonds.com: (a) if Bonds.com has breached any material obligations (including any warranties or representations) under this Agreement, and, if capable of cure, has failed to cure such breach within thirty (30) days' notice of such breach by RKA.

9.5           Termination by Bonds.com.  Bonds.com may terminate this Agreement at any time, without any liability to RKA: (a) if RKA has breached any material obligations (including any warranties or representations) under this Agreement and, if capable of cure, has failed to cure such breach within thirty (30) days' notice of such breach by RKA.

9.6           Effect of Termination.  Upon termination of this Agreement, regardless of the reason therefore, (i) the limited License granted to RKA in Section 1.1 hereof shall immediately terminate, (ii) RKA shall promptly cease all marketing and promotion of the Bonds.com Trading System and return all Bonds.com Materials then in RKA’s possession to Bonds.com, and (iii) Bonds.com’s payment obligations to RKA shall immediately terminate, except as otherwise specifically stated in Section 10.2.

Section 10 – Change of Control

10.1           RKA Change of Control.  In the event that RKA experiences a change of control, Bonds.com shall have the right, exercisable upon written notice to RKA given within sixty (60) days following RKA receipt of notice of such change of control event, to terminate this Agreement without liability to RKA.

10.2           Bonds.com Change of Control.  In the event that Bonds.com experiences a change of Control, this Agreement shall continue in effect until the end of the Initial Term provided that Bonds.com’s acquirer or successor shall have the right to terminate this Agreement, exercisable upon written notice given to RKA not later than thirty (30) days following the consummation of such change of Control event.  In the event of such a termination, Bonds.com shall make a onetime payment to RKA equal to 50% of the Occasion Fees with respect to Referred Clients prior to such termination for the 12 months period following termination date.

Section 11 – General

11.1           Certain Definitions.     In addition to the terms elsewhere defined herein, as used in this Agreement, the following terms shall have the meanings described below:

“Affiliate" shall mean, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

"Control" over a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other equity interest, representation on its board of directors or body performing similar functions, by contract or otherwise. The terms "Controlling" and "Controlled" will have corollary meanings.

"Damages" shall mean liabilities, damages, awards, settlements, losses, claims and expenses, including reasonable attorneys' fees and expenses and costs of investigation.

"Laws" shall mean applicable laws, regulations, rules or orders of any government, administrative or regulatory or self-regulatory authority or court.

"Bonds.com Materials" shall mean all documentation, technical information, software, and other materials provided to RKA in written or electronic form for use in connection with the System.

“Bonds.com Trading System” shall mean that proprietary trading system, developed and licensed by Bonds.com.

"Person" shall mean any individual, corporation, limited-liability company, partnership, firm, joint venture, association, joint-stock company, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulatory Issue” means any set of facts or circumstances under which either party’s access to, provision of, or use of, the System results in a violation of any Law or gives rise to regulatory action, or a reasonable belief by a party to this Agreement that such a violation or regulatory action is likely to occur.

“Trade Marks” means a party’s registered and/or unregistered trade and/or service marks.

11.2           Entire Agreement. This Agreement and any and all schedules and annexes attached hereto represent the entire agreement of the parties regarding the subject matter hereof. There are no other oral or written collateral representations, agreements, or understandings regarding the subject matter hereof.

11.3           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.  The parties hereby consent to the jurisdiction of the courts of the State of New York and the United States Federal District Court for the Southern District of New York for the purpose of any action or proceeding brought by either of them in connection with this Agreement.

11.4           Notices. All notices, requests, reports and other communications to any party hereunder will be in writing and shall be hand delivered, sent by registered mail return receipt requested or transmitted by facsimile to such party at its address or facsimile number set forth on the signature page hereof or at such other address or facsimile number as such party may hereafter specify for such purposes. Each such notice, request, report or other communication will be effective (i) on the delivery date if hand delivered, (ii) on the delivery date specified on the return receipt if sent by registered mail, or (iii) if given by facsimile, when such facsimile is transmitted and confirmation of receipt is obtained.

11.5           Assignments. This Agreement will be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives, successors and assigns. No party may assign any of its rights or delegate any of its duties under this Agreement, except to an Affiliate or a Person acquiring all, or substantially all, of the assets or business of such party, without the prior written consent of the other. Any purported assignment without required consent shall be void.

11.6           Independent Parties.  This Agreement does not constitute or create any joint venture, partnership or fiduciary relationship between the parties.  No party shall have the power or authority to bind the other party.

11.7           Amendments; Waivers. This Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by all parties. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The failure of any party at any time or times to require full performance of any provision hereof will in no way affect the right of such party at a later time to enforce the same.

11.8           Severability. If any provision or term of this Agreement, not being of a fundamental nature, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

11.9           Injunctions.  In view of the difficulties of placing a monetary value on a breach of this Agreement, each party may be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any breach of this Agreement. This remedy is in addition to any other remedies the parties may have at law or in equity.

11.10           Publicity.   No press releases or other publicity relating to the existence or substance of the matters contained herein will be made without the prior approval of both parties except to the extent required by applicable law, including, but not limited to, required SEC disclosures.

11.11           Survival. The provisions of Sections 1.2, 5.1, 5.3, 6, 7, 8, 9 and this Section 11, and any and all disclaimers and indemnities contained herein or in any Schedules to this Agreement, will survive the termination of this Agreement.

11.12           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

RED KITE AMERICAS LLC

By:	/s/ Dennis Rodrigues	Name:	Dennis Rodrigues	Title:	Managing Member

BONDS.COM

By:	/s/ Michael O. Sanderson	Name:	Michael O. Sanderson	Title:	CEO

BONDS.COM GROUP, INC.

By:	/s/ Michael O. Sanderson	Name:	Michael O. Sanderson	Title:	CEO

Schedule A

In the event that net revenues generated for Bonds.com by Referred Clients exceed $100,000 in a Measurement Period during the Term of the Agreement, Bonds.com Group, Inc. will issue to RKA additional warrants to purchase shares of Bonds.com Group, Inc. common stock.  The number of shares issuable upon exercise of such warrants shall be equal to (a) five percent (5%) of all such net revenues in excess of $100,000 during the applicable Measurement Period, divided by (b) the Fair Market Value Per Share of Bonds.com Group, Inc. common stock.

For purposes hereof:

“Measurement Period” means (a) the 12-month period from the Effective Date through the first anniversary of the Effective Date, and (b) thereafter, each successive 12-month period running from one anniversary of the Effective Date through the next anniversary of the Effective Date.

“Fair Market Value Per Share” means, with respect to a share of Bonds.com Group, Inc. common stock on any date: (a) if the shares are listed or admitted for trading on any national securities exchange, the 20-day weighted average closing price as reported on such exchange as of the end of the Measurement Period; (b) if the shares are not listed or admitted for trading on any national securities exchange, the 20-day weighted average closing price quotation for the shares as quoted on the OTC Bulletin Board as of the end of the Measurement Period; and (c) in the absence of any available public quotations for the Common Stock, the fair value of a share of Common Stock as determined in good faith by the Company’s Board of Directors (including by reference to any reasonably recent valuation of the Common Stock for purposes of any option or similar equity award granted to officers, directors or employees of the Company).